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                                                                    Exhibit 10.2

May 1, 2000


Mark J. Meagher
Portofino, Apt 811
One Second Street
Jersey City, New Jersey 07302

Dear Mark:

The following constitutes the employment agreement (the "Agreement") between you (the "Executive") and On2.com Inc. (the "Company"), a Colorado corporation. This letter sets forth the terms of your employment as Executive Vice President and Chief Financial Officer of On2.com Inc. (the "Company") effective May 1, 2000.

1. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT The Company hereby employs the Executive during the Term (as defined below) on a full-time basis to render exclusive services to the Company as executive vice president and chief financial officer. The Executive hereby accepts this employment and will render his services as required by the Company conscientiously, loyally, competently and to the best of his talents and abilities throughout the Term in accordance with the direction and control of his designated supervisor.

2. TERM OF AGREEMENT. The initial term of this Agreement shall commence on the date hereof and terminate on May 1, 2002. This Agreement may be renewed by the Company upon 90 days' written notice to the Executive prior to the expiration of the initial term or any renewal term and acceptance of such offer of renewal by the Executive. The initial term, as extended by any renewal term, is referred to herein as the "Term".

3.       EXECUTIVE'S DUTIES.

    a. The Executive's duties include those services customarily rendered by a chief financial officer of a publicly traded company of the size of the Company in the Company's industry, with such other duties and services as may reasonably be assigned to him from time to time in the conduct of the business of the Company.

    b. The Executive's services shall be rendered primarily at the Company's offices in New York, New York and at such other locations as the Company may request consistent with its business needs. Travel (and related expenses) to such other locations will be at the Company's expense.

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4.       EXCLUSIVITY, RESTRICTIVE AGREEMENTS.

    a. During his employment, the Executive shall devote all of his business time, skill and energies exclusively to the business of the Company.

    b. The Executive acknowledges that the nature of the services, position and expertise of the Executive are such that he is capable of competing with the Company and seriously damaging its business and its prospects to the detriment of its stockholders and employees. In consideration of the Company's performance of its obligations under this Agreement, during the Term and thereafter during the Restricted Period (as defined below) the Executive shall not (i) directly or indirectly enter into the employ of, or render any advice or services, whether or not for compensation, to, any Person (as defined below) engaged in any Competitive Business (as defined below); (ii) directly or indirectly engage in any Competitive Business; and (iii) directly or indirectly become interested, whether or not for compensation, in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity or, in the case of any such company whose securities are traded on a national securities exchange in the United States or otherwise or in the over-the-counter market, acquire, directly or indirectly, an interest in excess of one percent (1%) of the outstanding capital stock of such company. The Company's business is worldwide in scope; accordingly, the Executive agrees that this covenant not to compete shall not be subject to any geographical limit.

    c. For purposes of this Section, any "Competitive Business" shall mean any business (including, for the avoidance of doubt, any division, unit, subsidiary or affiliate of any other business whether or not such other business is a Competitive Business unless the Executive can demonstrate upon the Company's request that his employment by, engagement in, or his interest in, such unit, division, subsidiary or affiliate does not and will not require him to provide services, information, advice or relevant knowledge, skill, know-how or contacts to the Competitive Business during the Restricted Period) which is principally engaged in the design or development of digital compression, decompression or playback technologies in the computing, telecommunications or entertainment industries.

    d. For purposes of this Section, "Person" shall mean any corporation, partnership, trust, individual or any other entity.

    e. For all purposes of this Section 4, "Restricted Period" shall be the 180 days immediately following termination of employment whether such termination is by resignation or termination by the Company with or without Cause (as defined below) or upon the expiration of the Term.

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5.       COMPENSATION.

    a. During the Term the Executive shall receive base compensation at the rate of $185,000 per year, payable monthly. Such base salary as may be increased from time to time and is hereinafter referred to as "Base Salary".

    b. The Company will reimburse the Executive for expenses related to its business actually incurred or paid by the Executive in the performance of his duties under this Agreement, including without limitation parking expenses, upon presentation of accountings, expense statements, vouchers or such other supporting information as may be required by the Company's policies.

6.       STOCK OPTION INCENTIVE

         On the date of this agreement, the Company shall confirm the grant to the Executive of Options to purchase 250,000 shares of Common Stock under its 1999 Amended and Restated Incentive and Non-Qualified Stock Option Plan (the "Stock Plan") with an exercise price of $10.750 per share, which options shall vest and become exercisable in accordance with the terms and conditions of a stock option award agreement (the "Stock Option Award Agreement") substantially in the form of Exhibit A attached to this Agreement.

 7.      EXECUTIVE BENEFITS.

    b. During the Term, the Executive shall be entitled to participate in such group health, retirement, profit sharing, 401(k) and other benefits programs or plans, qualified or unqualified, including any future stock option, bonus or other incentive program, which are or become available to other senior executives of the Company, subject to the policies of the Company with respect to all of such programs or plans. Nothing in this clause 6a. shall be construed to create a contractual obligation to provide the Executive with any particular form or type of benefit or to limit the discretion of the Board of Directors or Compensation Committee or any other duly authorized or appointed plan administrator is permitted to exercise under any such benefit programs or plans.

    c. During the Term the Executive shall be entitled to four weeks' paid vacation per year of employment to be scheduled on reasonable notice to the Company and to be taken, accrued and paid on the same basis as other employees of the Company.

8.       TERMINATION OF EMPLOYMENT FOR CAUSE.

    d. The Company may terminate employment of Executive for any of the following reasons, each of which is defined as "Cause:"

         i. commission of a felony, any crime of moral turpitude or any act of fraud


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         or dishonesty;

         ii. repeated failure to satisfactorily perform material services required under this Agreement in accordance with the requests of the Board of Directors;

         iii. willful misconduct or gross negligence in the performance of his duties;

         iv. disregard or violation of the legal rights of any employees of the Company or of the Company's written policies regarding harassment or discrimination; or

         v. a breach of any material provisions of this Agreement (including, but not limited to, any breach of Sections 3 or 9).

    If the Company terminates the employment of the Executive for Cause, or if the Executive resigns during the Term, the Company's obligations under this Agreement to pay further compensation shall cease forthwith, except that the Company will pay the Executive, within 30 days from the date of termination of his employment, in full and complete satisfaction of all of the Company's obligations under this Agreement, (i) the Base Salary and, subject to submission of all required documentation, reimbursable expenses accrued (but unpaid) to the date of termination and (ii) any accrued but unused vacation days paid at the rate of the Executive's Base Salary and during the six months after such termination will further provide all benefits as would have been provided had employment continued including medical, disability and life insurance; PROVIDED, that in the case of the death of the Executive during such six-month period, medical insurance will be continued for the Executive's wife for the duration of such period. Nothing contained in this
    Section 7(a) shall be construed to alter the Executive's right under any stock option plan pursuant to which options have been issued to Executive.

    e. If the Executive dies during the Term, such death shall be deemed termination for Cause and the Company's obligation to Executive's estate shall be the same as those for termination for cause as defined in Section 7.a above.

    f. If, as a result of the Executive's disability or incapacity during the Term due to physical illness or condition, or mental illness during his employment with the Company, the Executive is unable to perform his duties hereunder for a consecutive 6-calendar week period, or an aggregate period of 12 calendar weeks during any 12 months (or such longer period as may be required to comply with the Family Leave Act or other applicable law), the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Agreement. Such a termination shall be deemed termination for Cause as defined in Section 7.a but shall in no case become effective until the date at which the Company's long-term disability plan pays benefits to him.

    g. Any alleged breach of this Agreement by either party shall not be deemed a

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         breach until such time as the breaching party shall have received written notice from the non-breaching party setting forth the alleged breach ("Alleged Breach Notice") and the breaching party shall not have cured (if curable) the breach set forth in the Alleged Breach Notice in the 15 days (10 days for defaults in payments) after receipt of such Alleged Breach Notice. If the breach set forth in the Alleged Breach Notice is not curable and has not resulted in a substantive and material adverse effect on the party sending the Alleged Breach Notice, the Company and the Executive shall, at the request of the other, attempt to meet and discuss such alleged breach before resorting to remedies or rights under this Agreement or otherwise. Notwithstanding the foregoing, this Section shall not apply to, and the Executive shall have no right to cure, a breach by him under clauses (i) and (iv) of the definition "Cause" contained in Section 7.a, above.

9.       TERMINATION OTHER THAN FOR CAUSE.

    h. If the Company terminates the Executive's employment without Cause, or if the Term (including, for the avoidance of doubt, any renewal term) expires without being extended pursuant to Section 2, the Company's obligations under this Agreement shall be as follows:

         i. The Company will continue to pay to the Executive, or in the case of death of the employee to his successors or legal representatives or to his estate, during the 180 days immediately following such termination of employment or expiration of the Term, as the case may be (such period is hereinafter referred to as the "Severance Period"), his Base Salary on a monthly basis as would have been paid to the employee had his employment with the Company continued;

         ii. The Company shall pay to the Executive his proportionate share of any bonus compensation to which he would have received had he continued to be employed until the end of the relevant bonus calculation period. Such bonus compensation shall be payable in a lump sum within 30 days of determination of Executive's bonus amount;

         iii. The Company will continue to provide all benefits to the Executive during the Severance Period as would have been provided had employment continued, including medical, disability and life insurance. In the case of the death of the employee, medical insurance will be continued for Executive's spouse for the duration of the Severance Period; and

         iv. The Company will reimburse the Executive for all reimbursable expenses accrued (but unpaid) to the date of termination or expiration of the Term, as the case may be; and within 10 business days after such termination, any accrued but unused vacation days paid at Executive's Base Salary.

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         i.   If a termination without Cause takes effect prior to the
              expiration of the Term, all of the Executive's stock options which would have vested and become exercisable had the Executive's employment continued to the end of the Term in which such termination without Cause has occurred shall vest and become exercisable, and the Executive may exercise all options held by him which have thereby vested and become exercisable during the period ending on the last day on which the Executive may exercise such options under the terms of the applicable option plan or 90 days from the date of termination, whichever is later.

         j. The Company will incorporate the provision set forth on Exhibit A to this Agreement in all plans to which all options which have heretofore been granted to the Executive are subject. Until such times as such provision is so incorporated, the following terms of this Section 8(c) shall apply:

              Notwithstanding Section 6(b), if the Company terminates the Executive's employment without Cause following a business combination (including sale of assets, merger, consolidation or other transaction that results in the stockholders of the Company receiving liquid consideration for a majority of the holdings in the Company accompanied by a change in actual control of the Company), all stock options theretofore granted to the Executive shall vest and become exercisable, and the Executive may thereafter exercise all options held by him during the period ending on the last day on which the Executive may exercise such options under the terms of the applicable option plan or 90 days from the date of termination, whichever is later.

10.           NONDISCLOSURE.

         k. Except as required in order to perform his obligations under this Agreement, the Executive shall not, without the express prior written consent of the Company, directly or indirectly, disclose or divulge to any other person or entity any of the Company's Confidential Information or Trade Secrets at any time (during or after the Executive's employment) during which such data or information continues to constitute Confidential Information or a Trade Secret. Except as required to be disclosed to his attorney, accountant or financial advisor, the Executive shall not disclose or divulge to any other person (particularly to any other employee) any terms of the Executive's compensation under this Agreement. Upon any termination or expiration of his employment, the Executive will promptly deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to the Company or containing Confidential Information or Trade Secrets of the Company.

         l.   As used in this Agreement:

              i. "Confidential Information" of the Company shall mean any valuable, competitively sensitive data and information related to the Company's

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                   business other than Trade Secrets that are not generally
                   known by or readily available to the Company's competitors, including, among other things, that which relates to services performed by the Executive for the Company, or was created or obtained by the Executive while performing services for the Company or by virtue of the Executive's relationship with the Company; and

              ii. "Trade Secrets" shall mean information or data of the Company, including but not limited to technical or non-technical data, compilations, programs, devices, methods, techniques, processes, financial data and financial plans, that: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" mandated under applicable law, the latter definition shall govern for purposes of interpreting the Executive's obligations under this Agreement.

              iii. The obligations set forth in this Section shall not be applicable to any information which: (i) the Company has authorized the Executive in writing to publicly disclose, copy or use, but only to the extent of such authorization;
                   (ii) is generally known or becomes part of the public domain through no fault of the Executive; (iii) is disclosed to the Company by third parties without restrictions on disclosure; or (iv) is required to be disclosed in the context of any administrative or judicial proceedings; PROVIDED that, if the Executive is requested or becomes legally compelled to disclose any Confidential Information or Trade Secrets, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section and the Executive will cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. If such a protective order or other remedy is not obtained or the Company waives compliance with this Section, the Executive will furnish only that portion of the Confidential Information and Trade Secrets that is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information to be disclosed. The Company hereby agrees to indemnify and hold harmless Executive from all costs and expenses, including attorneys' fees, he incurs in carrying out his obligations under the proviso provisions of this subsection 9.b.iii and further agrees upon the written request of Executive to advance to Executive the anticipated cost of complying with his obligations under such proviso provisions.

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              11. REPRESENTATIONS AND WARRANTIES. The Executive hereby
represents and warrants that (a) he has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and (b) the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity.

12. SERVICES OF THE EXECUTIVE. In the course of his employment under this Agreement, the Executive will have access to Trade Secrets, the disclosure or unauthorized use of which, the Company seeks to protect and the Executive has agreed to protect. As a result of benefits accruing to the Executive from his access to such Trade Secrets, and of the improvement in his knowledge, and proficiency arising therefrom, the Executive acknowledges that (a) his services are and will remain special and extraordinary, and have and will have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law; (b) he is willing to comply with the restrictions contained in Sections 4.b and 4.c; (c) the restrictions contained in those Sections will not impair his ability to earn a living in any businesses other than those businesses from which he is prohibited during the time of such restriction; and (d) a material breach of his obligations under Sections 4.b, 4.c or 9 will cause the Company irreparable injury and damage. It is, therefore, agreed that the Company, in addition to any other remedies, shall be entitled to injunctive and other equitable relief to enforce its rights under, and to prevent a breach of, Sections 4.b, 4.c and 9 of this Agreement by the Executive.

63. ASSIGNABILITY ETC. This Agreement shall be nondelegable and nonassignable by the Executive, and shall inure to the benefit of heir and assigns the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and any entity succeeding to all or substantially all of the business assets of the Company by merger, consolidation, purchase of assets or otherwise.

14. NOTICES. Any notice pertaining to this Agreement shall be in writing and shall be served by delivering said notice (i) by hand, (ii) by overnight mail by a internationally recognized carrier, (iii) by sending it by certified mail, postage prepaid, return receipt requested, or (iv) by confirmed telefax, with notice confirmed, to the Executive at the address first stated above or his office at the Company, and to the Company at:

              375 Greenwich Street
              New York, New York 10013
              Attn.: President
              Fax:  (212)941-3853

with a courtesy copy to:

             William A. Newman, Esq.
             McGuire Woods Battle & Boothe, LLP
             9 West 57th Street, Suite 1680
             New York, New York 10019
             Fax:  (212) 801-6400

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The addresses for notice may be changed by notice given to the other party pursuant to this Section.

15.           MISCELLANEOUS.

         a. This Agreement shall be governed by and construed under the laws and decisions of the State of New York applicable without regard to the principles of conflicts of laws. The parties to this Agreement agree that the state or federal courts in the State of New York shall have personal jurisdiction over them with respect to, and shall be the exclusive forum for the resolution of, any matter or controversy arising from or with respect to this Agreement. Service of a summons and complaint concerning any such matter or controversy may, in addition to any other lawful means, be effected by sending a copy of such summons and complaint by certified mail to the party to be served as specified in Section 13 of this Agreement or at such other address as the party to be served shall have provided in writing to the other from time to time in accordance with Section 13.

         b. To the extent permitted by law, the Executive and the Company irrevocably waive trial by jury and any objection which he or it may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the City of New York, and to the extent permitted by law, the Executive and the Company hereby further irrevocably waive any claim that any such suit, action or proceeding brought in the City of New York has been brought in an inconvenient forum.

         c. This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all previous written and oral agreements between the parties with respect to the subject matter set forth in this Agreement.

         d. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

         e. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

         f. The following provisions of this Agreement shall survive in accordance with their

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              terms, the expiration or termination of this Agreement for any reason: Sections 4, 5, 7, 8, 9 and 14.

         g. A waiver by either party of any Section, term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such Section, term or condition for the future or of any subsequent breach thereof, and any such waiver must be in writing, signed by the party to be charged. All rights and remedies contained in this Agreement are cumulative, and none of them shall be construed so as to limit any other right or remedy of either party.

         h. This Agreement may be executed in counterparts, all of which shall constitute one and the same agreement.

         i. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions of this Agreement.

         j. All references to Sections shall be to sections and schedules of this Agreement.

         k. All references using male pronouns shall be deemed to include female pronouns.

         l. This Agreement maybe signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

If the foregoing accurately reflects the Executive's understanding, please countersign and return one counterpart of this Agreement to the Company.

Sincerely yours,

ON2.COM INC.

By: ----------------------------
     Name: DOUGLAS A. MCINTYRE
          --------------------
     Title: PRESIDENT/CEO
          ----------------

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Mark J. Meagher